EXHIBIT 99.1

FREEPCSQUOTE.COM TO BE RENAMED DIGITAL LEARNING MANAGEMENT CORPORATION, CLOSES $3.0 MILLION PRIVATE OFFERING

March 11, 2004: Los Angeles, California. FreePCSQuote.Com, Inc. (OTCBB:FPQT), today announced that the Company had raised a total of $3.0 million in an offering of convertible notes through a private placement to three closed end investment funds advised by RENN Capital Group.

FreePCSQuote is to be renamed Digital Learning Management Corporation effective on the opening of business on March 19, 2004, when a 7.86802:1 split of the Company's Common Stock will also be effected, as approved February 12, 2004 by the Board of Directors. Each stockholder of record at the opening of business on March 19, 2004 may, after that date, turn in their stock certificates to the Company's transfer agent for new stock certificates.

Zeb Bhatti, President of the Company, said, "We are pleased to have an investment from such well respected funds advised by RENN Capital Group. We plan to use proceeds of the offering for general working capital purposes and to further our expansion plans."

Robert Pearson, Senior Vice President of RENN Capital Group, said, "We are very impressed with the prospects for the private post-secondary education industry and are pleased to have been able to join with Digital Learning Management Corporation. We believe their track record and strategy position the Company for future growth."

WestPark Capital, Inc., a full service investment banking and securities brokerage firm headquartered in Los Angeles, California acted as the Placement Agent for this transaction.

ABOUT THE COMPANY

The company is a provider of private post-secondary education in North America. It's education institutions offer a broad range of academic programs in Information Technology, Business & Management, Telecommunications and other Applied Industrial Technologies, culminating in the award of certificates through Bachelor degrees. With its proprietary 'CourseMate Virtual University' system, its learning institutions are able to seamlessly implement a 'Blended Learning' environment and provide a powerful learning experience, whether in a traditional classroom setting or delivered directly to a desktop computer. CourseMate VU is a powerful e-Learning platform that fully integrates all aspects of learning, resulting in a profoundly effective way to instruct and learn. The Company is a fully reporting public company and all filings may be viewed at www.sec.gov.

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the


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Securities and Exchange  Commission.  The forward-looking  information  provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.


CONTACT INFORMATION:
--------------------

Zeb Bhatti, President
310-921-3444
www.dliedu.com